EXHIBIT 5.1

Lang Michener LLP
1500 Royal Centre
1055 W. Georgia Street
P.O. Box 11117
Vancouver, B.C. V6E 4N7
CANADA

June 28, 2004

GLAMIS GOLD LTD.
5190 Neil Road, Suite 310
Reno, Nevada 89502

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Glamis Gold Ltd. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (“the Act”), that you are filing with the United States Securities and Exchange Commission with respect to an additional 4,500,000 common shares without par value (the “Shares”), 3,500,000 of which may be issued pursuant to your Amended Incentive share Purchase Option Plan dated for reference September 30, 1995 (the “Option Plan”) and 1,000,000 of which may be issued pursuant to your Equity Incentive Plan dated for reference January 1, 2004 (the “Equity Plan”). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares pursuant to the Option Plan and Equity Plan has been duly authorized and that, upon the sale or issuance thereof by the Company in accordance with the terms of the Option Plan or Equity Plan, as the case may be, and the receipt of consideration therefor in accordance with the terms of the Option Plan or Equity Plan as required, the Shares will be validly issued as fully paid and nonassessable shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lang Michener LLP